Exhibit 11.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion in the Joint Proxy Statement/Offering Circular relating to the proposed merger of Ashley Bancstock Company with and into Century Next Financial Corporation and related proposals contained in the Offering Statement on Form 1-A ("Offering Statement") of our report dated February 22, 2018, relating to the consolidated financial statements of Ashley Bancstock Company as of and for the years ended December 31, 2017 and December 31, 2016, and to the reference to our firm under the heading "Experts" in the Offering Statement.
ERWIN & COMPANY
/s/Erwin & Company

Little Rock, Arkansas
July 18, 2018